Exhibit 10r-10

AMENDMENT NO. 10 TO SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER
COMPENSATION

As of May 8, 2008

Summary of Director and Executive Officer Compensation, filed with the Securities and Exchange Commission on March 18, 2005, and amended as of May 9, 2005, August 10, 2005, February 22, 2006, March 31, 2006, May 12, 2006, November 20, 2006, February 27, 2007, May 4, 2007, and February 27, 2008, is hereby amended and restated in its entirety:

I.      DIRECTOR COMPENSATION.

Directors who are employees of Rogers receive no additional compensation for their services as directors. The Compensation and Organization Committee periodically reviews non-management director compensation policies with the assistance of outside compensation consultant Pearl Meyer & Partners. In 2007, compensation for non-management directors consisted of an annual retainer and meeting fees (“Fees Earned or Paid”) and stock options (“Option Awards”). Each of these components is shown in the following table and described in more detail below.

Name	Fees Earned or Paid (1)	Option Awards (2)	Total
Leonard M. Baker	$54,872	$87,953	$142,825
Walter E. Boomer	$51,000	$87,953	$138,953
Charles M. Brennan, III	$54,250	$87,953	$142,203
Edward L. Diefenthal (3)	$17,718	$31,414	$ 49,132
Gregory B. Howey	$61,250	$87,953	$149,203
J. Carl Hsu (3)	$23,000	$46,530	$ 69,530
Leonard R. Jaskol	$62,000	$87,953	$149,953
Carol R. Jensen	$54,128	$87,953	$142,081
Eileen S. Kraus	$65,178	$87,953	$153,131
William E. Mitchell (3)	$17,968	$31,414	$ 49,382
Robert G. Paul	$80,250	$87,953	$168,203

1.
Includes meeting fees and the annual retainer. Certain directors elected to receive compensation in Rogers common stock instead of cash.  The conversion of the cash amount into shares of Rogers common stock was made at fair market value.  Fractional shares were rounded up to whole shares.

2.
The fair value of option awards is the same as the compensation cost realized in financial statements because all options awarded to directors are immediately vested at grant.  For non-management directors who served for the entire year, there were two stock option grants for each individual: June 15, 2007 and December 17, 2007.

3.
Messrs. Diefenthal and Mitchell did not stand for re-election at the 4/26/2007 Annual Meeting of Shareholders, and their 2007 compensation was pro-rated, as was that for Dr. Hsu who joined the board of directors in June of 2007.

Annual Retainer

Non-management directors earned an annual retainer of $35,000 in 2007. The lead director and chairperson of each board committee earned an additional annual retainer as follows: (i) Lead Director (Mr. Paul) - $15,000; (ii) Audit Committee Chairperson (Mr. Paul) - $10,000; (iii) Compensation and Organization Committee Chairperson (Ms. Kraus) - $7,500; (iv) Nominating and Governance Committee Chairperson (Mr. Jaskol) - $5,000; (v) Finance Committee Chairperson (Mr. Howey) - $5,000 and (vi) Safety and Environment Committee Chairperson  - $3,500. (Dr. Baker was chairperson of this committee until April 26, 2007 when Dr. Jensen became this committee’s chairperson. Each of Drs. Baker and Jensen received a pro-rata share of the $3,500. Specifically in 2007, Dr. Baker received $36,121.75 and Dr. Jensen received $37,416.68.) The retainer is pro-rated for non-management directors who serve for only a portion of the year. The annual retainer is normally paid in June and December. Directors may elect to defer the annual retainer pursuant to a non-qualified deferred compensation plan.

Meeting Fees

Directors currently earn $1,500 for each board meeting attended. Committee chairpersons currently earn $1,500 for each committee meeting attended and other committee members currently earn $1,000 for each committee meeting attended. Fees for telephonic meetings are reduced by 50%. Meeting fees are paid in cash unless Rogers stock compensation is elected. Directors may also elect to defer this compensation pursuant to a non-qualified deferred compensation plan.

Elections

For 2008, certain of Rogers’ current non-management directors made the following elections:

Charles M. Brennan, III:  Receive the annual retainer in Rogers stock on a current basis.

J. Carl Hsu:  Receive the annual retainer in Rogers stock on a current basis.

Rogers’ other non-management directors, Leonard M. Baker,  Walter E. Boomer, Gregory B. Howey, Leonard R. Jaskol, Carol R. Jensen, Eileen S. Kraus and Robert G. Paul, by not making any such special election, will receive cash for the 2008 annual retainer on a current basis  and will receive their meeting fees in cash on a current basis (as will  Messrs. Brennan and Hsu).

Stock Options

Stock options were granted to non-management directors in June and December of 2007. Each regular semi-annual grant was for 2,250 shares with an exercise price equal to the fair market value of the stock at the time of the grant. Options granted to non-management directors are immediately exercisable and expire ten years after the grant date even if the individual ceases to be a director.

Perquisites

Rogers does not provide its non-management directors any additional benefits and/or perquisites beyond what is reported in the table above. Rogers does reimburse its directors for expenses associated with attending any board or committee meetings and attending certain meetings in their capacity as board or committee members.

II. EXECUTIVE COMPENSATION.

The table below sets forth the base salaries provided to the following executive officers of Rogers as of the dates shown below.

Executive Officer	2007 Annual Salary	Annual Salary Effective 3/31/08

Robert D. Wachob	$466,132	$500,032
President and Chief Executive Officer

Dennis M. Loughran	$270,250	$283,920
Vice President Finance and Chief Financial Officer

John A. Richie	$212,178	$225,576
Vice President, Human Resources

Frank J. Gillern Vice President, Advanced Circuit Materials Division	$210,262	$220,688

Michael L. Cooper	$203,939	$220,454
Vice President, Asia

Executive Officers are also eligible to receive a bonus each year under the Rogers Annual Incentive Compensation Plan.  The Annual Incentive Compensation Plan has target bonuses of 60% to 75% of base salary for the CEO, and between 25% and 45% for the other executive officers.  In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon company-wide, rather than segment results.  Actual bonuses may vary from 0% to 300% of the target bonuses depending on performance relative to annual profit improvement objectives. For the executive officers that are employed at Rogers headquarters (Messrs. Wachob, Loughran, and Richie), performance for the year is based on 100% company-wide performance (Net Income per Share). For Messrs. Gillern and Cooper, who are Vice Presidents of the Printed Circuit Materials Reportable Segment and Asia, respectively, performance for the year is based on 50% company-wide performance and 50% on their operating segments’ performance.

For 2006, overall company-wide performance exceeded the 300% target amount, and, as a result, all of the following executive officers received a bonus at the 300% level except for Mr. Gillern and Mr. Cooper.

For 2007, overall company-wide performance and the Printed Circuit Materials Reportable Segment did not meet the threshold amount and, as a result, Messrs. Wachob, Loughran, Richie and Gillern did not receive a bonus.  One of Mr. Cooper’s operating segments did exceed the threshold and therefore he did receive a bonus.

Executive Officer	Bonus Amount at 300% Level for 2006 (1)	Bonus Earned for 2007 (2)

Robert D. Wachob	$909,308	$0
President and Chief Executive Officer

Dennis M. Loughran	$312,000	$0
Vice President Finance and Chief Financial Officer

John A. Richie	$211,384	$0
Vice President, Human Resources

Frank J. Gillern Vice President, Advanced Circuit Materials Division	$118,258	$0

Michael L. Cooper	$173,782	$24,770
Vice President, Asia

(1)
In 2006, with respect to Mr. Gillern, Rogers’ Printed Circuit Materials Reportable Segment’s financial performance earned him a bonus of 54% of his target bonus for operating segment performance.  With respect to Mr. Cooper, the Elastomer Components Operating Segment did not exceed threshold and therefore did not pay a bonus.  As stated above, Mr. Gillern’s and Mr. Cooper’s target bonus is based 50% on company-wide performance and 50% on operating segment performance.

(2)
In 2007, with respect to Mr. Cooper, Rogers’ Power Distribution Systems Operating Segment financial performance earned him a bonus of 300% on that portion of his overall bonus target.  As stated above, Mr. Cooper’s target bonus is based 50% on company-wide performance and 50% on his operating segment performance.

III. A. EXECUTIVE OFFICER STOCK OPTION GRANTS.

Executive officers of Rogers are eligible to receive stock option grants each year, based on the individual's level in the organization and, the same performance criteria used to determine salary adjustments. These criteria are not weighted. Options generally have an exercise price equal to at least the fair market value of the Rogers stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant.

On February 14, 2007 and February 14, 2008, the Compensation and Organization Committee of the Board of Directors approved grants of stock options for a number of Rogers employees including the following executive officers; except for Mr. Wachob whose grants were approved on February 15, 2007 and February 15, 2008.

Executive Officer	2007 Number of Shares in Non- Qualified Stock Option Grant	2008 Number of Shares in Non- Qualified Stock Option Grant

Robert D. Wachob President and Chief Executive Officer	33,550	53,250

Dennis M. Loughran Vice President Finance and Chief Financial Officer	10,350	16,600

John A. Richie Vice President, Human Resources	8,550	13,700

Frank J. Gillern Vice President, Advanced Circuit Materials Division	7,750	11,650

Michael L. Cooper Vice President, Asia	7,750	12,450

All of the above 2007 non-qualified stock options permit the purchase, for up to ten years (unless previously terminated), of the number of shares of common stock shown above. Such 2007 grants were at an exercise price of $52.51, except in the case of Mr. Wachob, whose exercise price was $53.10.  All such options vest in one-third increments on the second, third, and fourth anniversary of the grant date, February 14, 2007, except Mr. Wachob whose grant date was February 15, 2007.  None of the above individuals received an incentive stock option in February of 2007.

All of the above 2008 non-qualified stock options permit the purchase, for up to ten years (unless previously terminated), of the number of shares of common stock shown above. Such 2008 grants were at an exercise price of $31.31, except in the case of Mr. Wachob, whose exercise price was $31.69.  All such options vest in one-third increments on the second, third, and fourth anniversary of the grant date, February 14, 2008, except Mr. Wachob whose grant date was February 15, 2008.

III. B. EXECUTIVE OFFICER RESTRICTED STOCK GRANTS.

On February 14, 2007, the Committee approved awards of restricted stock to certain executive officers and a restricted stock award was made to Mr. Wachob on February 15, 2007 (collectively, the "2007 Awards").  The 2007 Awards, except Mr. Loughran’s award, are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2007, 2008 and 2009 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met.  Mr. Loughran’s award is a time based award.

On February 14, 2008, the Committee approved awards of restricted stock to certain executive officers and a restricted stock award was made to Mr. Wachob on February 15, 2008 (collectively, the "2008 Awards").  The 2008 Awards are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2007, 2008 and 2009 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met.

The 2007 and 2008 targeted restricted stock awards were granted to the following executive officers:

Executive Officer	Target Number of Shares in 2007	Target Number of Shares in 2008

Robert D. Wachob	5,200	8,550
President and Chief Executive Officer

Dennis M. Loughran	(1) 1,450	2,400
Vice President Finance and Chief Financial Officer

John A. Richie	1,350	2,200
Vice President, Human Resources

Frank Gillern Vice President, Advanced Circuit Materials Division	1,200	1,600

Michael L. Cooper	1,200	2,000
Vice President, Asia

(1) A time based award.

The exact number of shares of restricted stock that will be issued to each of the executive officers listed above will depend upon where the actual performance achieved during the three subsequent fiscal years from each grant falls on a performance scale set by the Committee, which ranges from 0% to 200% of the target number of shares specified above.

IV. RETIREMENT PLANS.

The table below sets forth information regarding the present value as of December 31, 2007 of the accumulated benefits of the executive officers listed below under the Rogers Corporation Defined Benefit Pension Plan (the “Pension Plan”) and the Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”). The present values were determined using interest rate and mortality rate assumptions consistent with those outlined in footnote 5 in the Company’s financial statements, which were filed with the Securities and Exchange Commission on February 27, 2008 as part of Rogers’ Annual Report on Form 10-K and which are incorporated herein by reference.

			Present Value	Payments
		Number of Years	of Accumulated	During the Last
Name	Plan Name	Credited Service	Benefit	Fiscal Year
Robert D. Wachob	Rogers Corporation Pension Plan	24	$786,940	—
	Rogers Corporation Restoration Plan	24	$2,138,548	—

Dennis M. Loughran	Rogers Corporation Pension Plan	2	$41,155	—
	Rogers Corporation Restoration Plan	2	$9,233	—

John A. Richie	Rogers Corporation Pension Plan	31	$871,261	—
	Rogers Corporation Restoration Plan	31	$411,981	—

Frank J. Gillern	Rogers Corporation Pension Plan	30	$809,576	—
	Rogers Corporation Restoration Plan	30	$526,644	—

Michael L. Cooper	Rogers Corporation Pension Plan	9	$198,923	—
	Rogers Corporation Restoration Plan	9	$0	—

Pension Plan

The basic formula for determining an employee’s annual pension benefit at normal retirement under the Pension Plan is equal to the sum of a participant’s base benefit, excess benefit, 30 year service benefit and the prior service benefit, where:

•	Base Benefit - 1.25% of the product of Average Monthly Compensation and Credited Service for periods after 2001.

•	Excess Benefit - 0.5% of Average Monthly Compensation in excess of 75% of Covered Compensation multiplied by Credited Service for periods after 2001.

•	30 Year Service Benefit - 0.5% of Average Monthly Compensation for periods after 2001 multiplied by Credited Service in excess of 30 years.

•
Prior Service Benefit – 55% of Average Monthly Compensation for periods before 2002 less 50% of the 12/31/2001 Social Security Benefit multiplied by the 12/31/2001 Year of Service Ratio and the Pay Ratio Increase.

•	12/31/2001 Year of Service Ratio - Years of Service as of December 31, 2001 divided by 30.

•	Pay Ratio Increase - current Average Monthly Compensation divided by Average Monthly Compensation as of 12/31/2001.

Compensation and period of employment are recognized under the Pension Plan as follows:

•
Average Monthly Compensation for a salaried employee is based on the monthly base rate of salary in effect on June 1st over a 10-year period. Average Monthly Compensation is equal to the highest five consecutive June 1st amounts divided by 5. Bonuses and other special pay are disregarded under the Pension Plan.

•
Credited Service means the period during which a participant is employed by Rogers as an eligible employee (rounded up to the next highest whole number of years) as determined under tax-qualified plan rules.

•
Covered Compensation is generally the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending with the last day of the calendar year in which the participant would have reached his or her Social Security retirement age.

A participant may commence payment of early retirement benefits at any time after attaining age 55 and completing five years of Vesting Service. Mr. Wachob, Mr. Gillern and Mr. Richie are currently eligible to take early retirement. The early retirement benefit equals the normal retirement benefit described above reduced by 0.333% for each month (4% per year) that a participant commences benefits before attaining normal retirement age.

Available forms of payment under the Pension Plan are as follows:

•	Single Life Annuity

•	Joint and Survivor Annuity (50%, 66 2/3% and 100%)

•	10 Year Certain Annuity

A lump sum form of payment is unavailable under the Basic Pension Plan (except for a single lump sum benefit if the actuarially equivalent value is $5,000 or less).

Annuity features providing for continued payment to a survivor or guaranteed payments to beneficiaries are not subsidized by Rogers. Employees may elect their form of payment under the Pension Plan when they begin to collect their pension benefit.

If a participant dies before commencing payments under the Pension Plan, a death benefit is payable to the participant’s surviving spouse or, if there is no surviving spouse, the participant’s surviving children under the age of 21. In general, this benefit equals the amount payable under the survivor portion of the 50% Joint and Survivor Annuity beginning in no event before the participant’s 55th birthday.

A participant who becomes disabled while employed at Rogers will continue to be treated as an active employee for purposes of the Pension Plan until age 65. As such, a disabled participant will continue to be credited with years of service and with the compensation rate in effect at the beginning of the disability. If a disabled participant retires after age 55 and commences payment of benefits, no additional credited service is granted.

Pension Restoration Plan

The Pension Plan limits the amount of pension benefits that may be provided to participants under the basic formula described above in accordance with certain limits under federal tax laws. The limits restrict the amount of compensation that can be taken into account under the Pension Plan to $225,000 (for 2007) and impose a maximum annual pension benefit commencing at age sixty-five to $180,000 (for 2007). To the extent that these limits reduce the benefits that one of the executive officers listed above earns under the Pension Plan’s retirement formula, Rogers provides an additional benefit under the Pension Restoration Plan. The Pension Restoration Plan is intended to make a participant whole for the benefits under the basic formula that could not be provided under the Pension Plan due to these limits or deferrals being made under the Voluntary Deferred Compensation Plan.

In addition, the Pension Restoration Plan provides for:

•
Average Monthly Compensation to include annual bonuses paid to certain senior executives over age 55 that have been specified by the Compensation and Organization Committee, (a) on or after January 1, 2004 in all events, and (b) paid before January 1, 2004 in the event of a covered executive’s death, disability, or termination of employment that results in the payment of severance. The only executive officers listed above currently entitled to this benefit are Messrs. Wachob, Gillern and Richie.

•
An executive officer at the time of a change of control will have benefits calculated under the Pension Restoration Plan (a) as if such officer had attained age 55 on the change of control and completed at least one day of service after attaining age 55 and (b) by including all annual bonuses as part of Average Monthly Compensation, subject to Internal Revenue Code Section 280G limitations discussed below.

•
A lump sum payment will be made if there is a change of control. For amounts accrued and vested prior to 2005 a lump sum payment will be made if (a) the ratio of current assets to current liabilities falls below 1.4 to 1 for two consecutive quarters or (b) Rogers’ long-term debt for borrowed money exceeds 85% of Rogers’ net worth as reflected in Rogers’ financial statements.

•
Other supplemental benefits determined from time to time by the Compensation and Organization Committee, including crediting of service to new hires. To date, no supplemental benefits have been provided to the executive officers under this provision, except for Mr. Gillern who received credited service for the time that he was employed at one of the Company’s 50% owned joint ventures.

Except in the event of a change of control (as discussed above), benefit payments under the Pension Restoration Plan shall generally commence at the same time as under the Pension Plan. The form of payment will either be in annual installments or a lump sum depending upon the value of the plan benefit as follows:

Lump Sum Actuarial Equivalent Value of Benefits	Number of Annual Installments
$50,000 or less	Lump Sum
$100,000 or less, but greater than $ 50,000	2
$150,000 or less, but greater than $100,000	3
$200,000 or less, but greater than $150,000	4
Greater than $200,000	5

The Pension Restoration Plan has not yet been amended to comply with the final regulations under  Section 409A of the Internal Revenue Code.

V. TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Rogers’ severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by Rogers, except in the case of the executive officers of Rogers as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual’s employment terminates. The right of these executive officers to make such an election may be cancelled by Rogers or the executive on three years written notice. Mr. Wachob  would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991.

The board of directors determined that it would be in the best interests of Rogers to ensure that the possibility of a change in control of Rogers would not interfere with the continuing dedication of Rogers executive officers to their duties to Rogers and its shareholders. Toward that purpose, Rogers has agreements with its Chief Executive Officer and certain of its other executive officers which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a change in control, as defined in the agreements. The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreements, unless either party objects to such extension. If within a 36 month period following a change in control, an executive’s employment is terminated without cause, as defined in the agreements, or if such executive resigns in certain specified circumstances, then the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called “excess parachute payments” under applicable provisions of the Internal Revenue Code of 1986.  In the event that circumstances occur which would invoke the provisions of both the November 1991 policy described in the preceding paragraph and the change in control agreement, Mr. Wachob is entitled to select one or the other, but not both, to apply in that situation.